Exhibit 10.1

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of December 18, 2020, is made by and among FinServ Holdings LLC, a Delaware limited liability company (the “Class B Holder”), FinServ Acquisition Corp., a Delaware Corporation (“Acquiror”), Katapult Holdings, Inc., a Delaware corporation (the “Company”), and certain undersigned individuals, each of whom is a member of Acquiror’s board of directors and/or management team of Acquiror (“Insiders”) solely with respect to Section 5. The Class B Holder, Acquiror and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Acquiror, the Company and certain other Persons party thereto entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Class B Holder is currently, and as of immediately prior to the Closing will be, the record owner of 6,250,000 Acquiror Class B Shares and 332,500 Placement Warrants (collectively, the “Sponsor Shares”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Merger Agreement by the parties thereto, pursuant to which, among other things, (a) the Class B Holder will vote in favor of approval of the Merger Agreement and the transactions contemplated thereby (including the Merger) and (b) the Class B Holder will agree to waive any adjustment to the conversion ratio set forth in Section 4.3(b)(iii) of the Amended and Restated Certificate of Incorporation of Acquiror, dated October 31, 2019 (“Charter”) with respect to the Acquiror Class B Shares related to the issuance of Acquiror Class A Shares pursuant to the PIPE Financing.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.  Agreement to Vote.  The Class B Holder, in its capacity as holder of Acquiror Class B Shares, hereby agrees to appear in person (including, if applicable, by means of remote communication) or by proxy and vote at any meeting of the stockholders of Acquiror all of the Class B Holder’s Acquiror Class B Shares (together with any other voting Equity Securities of Acquiror that the Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject Acquiror Equity Securities”) (a) in favor of each Transaction Proposal, (b) against any action, proposal, agreement or transaction that would (i) result in a material breach of any representation or warranty or covenant of the Acquiror under the Merger Agreement, or (ii) result in any of the conditions set forth in Section 6.1 or Section 6.3 of the Merger Agreement not being fulfilled.

2.  Binding Effect; Merger Agreement. The Class B Holder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Class B Holder shall be bound by and comply with Section 5.8(b) of the Merger Agreement (and any relevant definitions contained in any such section) as if the Class B Holder was an original signatory to the Merger Agreement with respect to such provision (and, for clarity, as if the final sentence of that Section 5.8(b) also applies to Representatives of the Class B Holder).

3.  Waiver of Anti-dilution Protection. The Class B Holder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and the Acquiror Organizational Documents, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the Acquiror Class B Shares held by him, her or it converts into Acquiror Class A Shares pursuant to Section 4.3(b)(ii) of the Charter that arises in connection with the issuance of Acquiror Class A Shares pursuant to the PIPE Financing or, if applicable, any Alternative PIPE Financing.

4.  Transfer of Shares. The Class B Holder hereby agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Subject Acquiror Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (b) deposit any of its Subject Acquiror Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject Acquiror Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Subject Acquiror Equity Securities, (d) redeem, elect to redeem or tender or submit any of its Subject Acquiror Entity Securities owned by it for redemption in connection with the consummation of the Merger and the other transactions contemplated under the Merger Agreement, (e) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his her or its Subject Acquiror Equity Securities, or (f) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (i) to Acquiror’s officers or directors, any affiliates or family member of any of Acquiror’s officers or directors, any members or partners of the Class B Holder or their affiliates, any affiliates of the Class B Holder, or any employees of such affiliates; (ii) by private sales or transfers made in connection with the transactions contemplated by the Merger Agreement; and (iii) by virtue of the Class B Holder’s organizational documents upon liquidation or dissolution of the Class B Holder; provided, that any transferee of any Transfer of the type set forth in clauses (i) through (iii) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

5.  Termination of Lock-up Period.  The Class B Holder, Acquiror, and Insiders hereby agree that effective as of the Closing, Section 8 of that certain Letter Agreement, dated October 31, 2019, by and among Acquiror, the Class B Holder, and Insiders (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“8.  Reserved.”

The amendment and restatement set forth in this Section 5 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Merger Agreement shall be terminated for any reason in accordance with its terms.

6.  Earn-Out.

(a)  At the Effective Time, in accordance with the provisions of this Section 6, the Class B Holder has agreed that 1,543,750 of its Acquiror Class B Shares, which will have been automatically converted into Acquiror Common Shares at the Effective Time, shall be subject to the vesting and forfeiture provisions provided for in this Section 6 (collectively, the “Sponsor Earn Out Shares”):

(i)  771,875 of the Sponsor Earn Out Shares will vest upon the occurrence of Triggering Event I (the “$12 Sponsor Earn Out Shares”); and

(ii)  771,875 of the Sponsor Earn Out Shares will vest upon the occurrence of Triggering Event II (the “$14 Sponsor Earn Out Shares”).

For Illustrative purposes, if, prior to the expiration of the Earn Out Period:

(i)  the Closing Price of the Acquiror Common Shares is greater than or equal to $12.00 for 20 Trading Days during any 30 consecutive Trading Day period, all of the $12 Sponsor Earn Out Shares shall vest; and

(ii)  the Closing Price of the Acquiror Common Shares is greater than or equal to $14.00 for any 20 Trading Days during any 30 consecutive Trading Day period, all of the $14 Sponsor Earn Out Shares shall vest.

(b)  If Acquiror shall at any time prior to the expiration of the Earn Out Period pay any cash or in-kind dividend (other than any dividend in the form of additional shares of Acquiror Common Shares, which dividend shall be governed by the immediately following sentence) on shares of Acquiror Common Shares then the applicable Target Share Price shall be deemed to have been reduced for all purposes of this Agreement by the amount of such cash dividend or the fair market value of the in-kind dividend, as applicable, paid with respect to each Acquiror Common Share. If Acquiror shall at any time prior to the expiration of the Earn Out Period pay any dividend on shares of Acquiror Common Shares by the issuance of additional shares of Acquiror Common Shares, then in such case, (i) the number of Sponsor Earn Out Shares shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Acquiror Common Shares (including any other shares so reclassified as Acquiror Common Shares) outstanding immediately after such event and the denominator of which is the number of shares of Acquiror Common Shares that were outstanding immediately prior to such event, and (ii) the applicable Target Share Price shall be appropriately adjusted to provide to the Class B Holder the same economic effect as contemplated by this Agreement prior to such event. The Class B Holder shall not have the right to vote the Sponsor Earn Out Shares held by such the Class B Holder unless and until such Sponsor Earn Out Shares vest in accordance with the terms set forth in Section 6. Except for the right to vote and the treatment with respect to dividends which is addressed in this Section 6(b), the Class B Holder shall have all of the rights of a stockholder with respect to the Sponsor Earn Out Shares, subject to the vesting and forfeiture conditions set forth herein.

(c)  If the applicable Triggering Event has not occurred prior to the expiration of the Earn Out Period, then all Sponsor Earn-Out Shares which would vest in connection with such Triggering Event shall be deemed to be automatically forfeited to Acquiror and cancelled by Acquiror and cease to exist.

(d)  In the event of occurrence of any Triggering Event set forth in Section 6(a), as soon as practicable (but in any event within five Business Days), Acquiror will deliver to the Class B Holder a written statement that sets forth (i) the Closing Price over the applicable 20-Trading Day period and (ii) the calculation of the Sponsor Earn Out Shares in connection therewith.

(e)  If, prior to the expiration of the Earn Out Period, a Change of Control Transaction is consummated then, immediately prior to the consummation of the Change of Control Transaction, the applicable Triggering Event set forth in Section 6(a) shall be deemed to have occurred (for clarity, meaning the Sponsor Earn Out Shares shall automatically vest in full as of immediately prior to such Change of Control Transaction) and the holders of such Sponsor Earn Out Shares shall be eligible to participate in such Change of Control Transaction.

(f)  For the avoidance of doubt, 4,687,500 of Acquiror Class B Shares, which have been automatically converted into Acquiror Common Shares at the Effective Time, are fully vested and shall not be subject to any vesting and forfeiture provisions.

7.  Representations and Warranties. The Class B Holder represents and warrants to Acquiror and the Company as follows: (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Class B Holder’s limited liability company powers and has been duly authorized by all necessary limited liability company actions on the part of the Class B Holder; (ii) this Agreement has been duly executed and delivered by the Class B Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Class B Holder, enforceable against the Class B Holder in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity); (iii) the execution and delivery of this Agreement by the Class B Holder does not, and the performance by the Class B Holder of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of the Class B Holder, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Class B Holder of its obligations under this Agreement; (iv) there are no Proceedings pending against the Class B Holder or, to the knowledge of the Class B Holder, threatened against the Class B Holder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Class B Holder of its obligations under this Agreement; (vi) the Class B Holder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Class B Holder’s obligations hereunder and (vii) the Class B Holder is the owner of all of its Sponsor Shares, free and clear of all Liens, other than pursuant to (A) this Agreement, (B) Charter, (C) bylaws of the Acquiror, (D) that certain Registration Rights Agreement, dated October 31, 2019, by and among the Acquiror, its officers, its directors, and the Class B Holder, (E) the Merger Agreement, (F) the Ancillary Documents, (G) the Unit Subscription Agreement, dated October 31, 2019, between Acquiror and the Class B Holder, or (H) any applicable securities laws.

8.  Termination.  This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Merger Agreement in accordance with its terms.  Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement.  Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 8(b) shall not affect any liability on the part of any Party for a breach of any covenant or agreement set forth in this Agreement prior to such termination, (ii) Sections 1, 2, 5, 6, and 12 (solely to the extent related to the foregoing Sections 1, 2, 5, or 6) shall each survive the termination of this Agreement pursuant to Section 8(a)), and (iii) Sections 9, 10, 11 and 12 (solely to the extent related to the following Sections 9, 10, or 11) shall survive any termination of this Agreement.

9.   No Recourse.  Except for claims pursuant to a breach of the Merger Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no Proceedings of any nature whatsoever (whether in contract or tort, in Law or in equity or granted by statute or otherwise) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement) shall be asserted against any Company Non-Party Affiliate or any Acquiror Non-Party Affiliate (other than the Class B Holder, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the Acquiror Non-Party Affiliates (other than the Class B Holder, on the terms and subject to the conditions set forth herein) shall have any Liability, including with respect to causes of action (whether in contract or tort, in Law or in equity or granted by statute or otherwise), that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement or the negotiation, execution or performance of this Agreement or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 9, (x) “Acquiror Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either Acquiror or the Class B Holder and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, Acquiror) and (y) “Company Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries), or any family member of the foregoing Persons and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

10.  Fiduciary Duties.  Notwithstanding anything in this Agreement to the contrary, the Class B Holder makes no agreement or understanding herein in any capacity other than in the Class B Holder’s capacity as a record holder and beneficial owner of the Subject Acquiror Equity Securities.

11.  No Third Party Beneficiaries.  This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement.  Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

12.  Incorporation by Reference. Sections 8.1 (Survival), 8.2 (Entire Agreement; Assignment), 8.3 (Amendments), 8.5 (Governing Law), 8.7 (Construction), 8.10 (Severability), 8.11 (Counterparts), 8.15 (Waiver of Jury Trial), 8.16 (Jurisdiction), and 8.17 (Remedies) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CLASS B HOLDER:

FINSERV HOLDINGS LLC

By:	/s/ Lee Einbinder
	Name:	Lee Einbinder
	Title:	Authorized Signatory

ACQUIROR:

FINSERV ACQUISITION CORP.

By:	/s/ Lee Einbinder
	Name:	Lee Einbinder
	Title:	Chief Executive Officer

COMPANY: KATAPULT HOLDINGS, INC.

By:	/s/ Orlando Zayas
	Name:	Orlando Zayas
	Title:	Chief Executive Officer

INSIDERS (Solely with respect to section 5):

/s/ Lee Einbinder
Lee Einbinder

/s/ Howard Kurz
Howard Kurz

/s/ Robert Matza
Robert Matza

/s/ Diane B. Glossman
Diane B. Glossman

/s/ Aris Kekedjian
Aris Kekedjian